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                                                                EXHIBIT 10.17(x)

                        RELEASE AND SETTLEMENT AGREEMENT

      This Settlement Agreement and Release Of All Claims (hereinafter "Agreement") dated the 1st day of March, 2002, is made by and among Mark Goebel (hereinafter "EXECUTIVE") and TransAct Technologies, Inc. and its subsidiaries (hereinafter the "COMPANY"), all of the COMPANY's past, present and future directors, officers, administrators, agents, servants, representatives, employees, former members, and any person acting thereby, through, under, or in concert with any of them, in light of the following circumstances:

      WHEREAS, EXECUTIVE is employed by the COMPANY as Senior Vice President-General Manager and

      WHEREAS, EXECUTIVE and the COMPANY have previously entered into a Severance Agreement dated the 31st day of July, 1996; and

      WHEREAS, said Severance Agreement obligated the COMPANY to provide EXECUTIVE with a severance package upon terminating EXECUTIVE's employment; and

      WHEREAS, the COMPANY and EXECUTIVE are desirous of maintaining said Severance Agreement's terms and conditions as a general matter but wish to modify the specific terms of the severance package that EXECUTIVE will receive from the COMPANY upon the COMPANY's termination of his employment in order to reflect the mutual understanding they have now reached as to those terms of the severance package; and

      WHEREAS, said Severance Agreement obligated EXECUTIVE to execute a General Release of any and all claims which EXECUTIVE might have against the COMPANY as a condition precedent to EXECUTIVE's receipt of any severance package or payments; and

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      WHEREAS, the COMPANY and EXECUTIVE are also desirous of EXECUTIVE continuing in employment with the COMPANY until March 1, 2002;

      NOW, THEREFORE, in consideration of the mutual promises and covenants contained herein, EXECUTIVE and the COMPANY, acting of their own free will, hereby agree as follows:

      1. The COMPANY and EXECUTIVE hereby incorporate by reference the Severance Agreement they entered into dated July 31st, 1996, as if more fully set forth herein. The COMPANY and EXECUTIVE acknowledge and agree that, except as set forth in Section 2, 3, 4, 5 and 6 of this Agreement, the Severance Agreement of July 31st, 1996 continues in full force and effect.

      2. EXECUTIVE and the COMPANY agree that Sections 3, 4, 5 and 6 of this Agreement are entered into by EXECUTIVE and the COMPANY in substitution for any severance package, payment or benefit of any kind set forth in the Severance Agreement of July 31st, 1996. EXECUTIVE hereby acknowledges and agrees that any and all provisions of the Severance Agreement of July 31st, 1996 regarding the COMPANY's obligation to provide any severance package, payment or benefit of any kind are hereby rendered null and void.

      3. (a) The COMPANY will pay EXECUTIVE a severance benefit commencing March 1, 2002, or upon expiration of the revocation period set forth in Section 17 below, if that period has not expired prior to March 1, 2002, and following EXECUTIVE'S separation from employment with the COMPANY on March 1, 2002. The COMPANY shall pay the severance benefit as follows: (i) for a seven (7) month period after EXECUTIVE's separation from employment, March 2002 through September 2002 (the "severance period"), payment on the first business day of each month in the severance period of an amount equal to one-twelfth (1/12) of EXECUTIVE's then current annual base salary; (ii) payment on the first business day of each month in the severance period of an amount equal to one-seventh (1/7) of EXECUTIVE's annual target bonus amount under the "TransAct Executive Incentive

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Compensation Plan", incorporated by reference within the Severance Agreement of
July 31st, 1996. Calculation of the bonus amount shall be based on the EXECUTIVE's March 31, 2002 original separation date and not the EXECUTIVE's March 1, 2002 separation from employment date. An additional lump-sum bonus payment will be made on March 7, 2002, or upon expiration of the revocation period set forth in Section 17 below if that period has not expired prior to March 1, 2002, and following EXECUTIVE'S separation from employment with the COMPANY on March 1, 2002, in the amount of thirty thousand dollars ($30,000). The COMPANY shall issue a W-2 form to EXECUTIVE in connection with the payments described herein.

            (b) COMPANY will pay EXECUTIVE his then current total accrued but unused vacation time as of March 1, 2002, and also the EXECUTIVE'S vacation accrual award that would have been granted on April 1, 2002. The COMPANY will pay this amount in a lump-sum on the first bi-weekly pay period after March 1, 2002 and shall issue a W-2 form to EXECUTIVE in connection with such payment.

      4. The COMPANY shall continue to provide to EXECUTIVE the same group health insurance benefits (medical, dental, vision), life insurance benefit (including individual supplemental life policy) and Long Term Disability insurance benefit (including individual supplemental "LTD" policy) that it provided to him during his period of employment with the COMPANY during the severance period. For those benefits toward which the EXECUTIVE currently contributes, the COMPANY shall provide such benefits to the EXECUTIVE during the severance period at the same cost to the EXECUTIVE as that charged regular active employees of similar position status. For those benefits toward which the EXECUTIVE does not currently contribute, the COMPANY will continue to provide such benefits to the EXECUTIVE at no cost to the EXECUTIVE during the severance period. At the expiration of the severance period the COMPANY shall provide to EXECUTIVE such notice of access to continuation of benefits as is required by law.

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      5. The COMPANY will take such actions as are necessary with respect to stock options and restricted stock that the COMPANY granted to EXECUTIVE during his employment with the COMPANY in order to accelerate their vesting so that all such outstanding stock options and eight hundred (800) shares of restricted stock due to vest on April 1, 2002 are one-hundred percent (100%) vested no later than March 1, 2002, or upon expiration of the revocation period set forth in Section 17 below if that period has not expired prior to March 1, 2002, and following EXECUTIVE'S separation from employment with the COMPANY on March 1, 2002.

      6. (a) As a further benefit to EXECUTIVE, the COMPANY will pay an out-placement firm mutually agreed upon by EXECUTIVE and the COMPANY to provide EXECUTIVE professional out-placement services commencing not later than March 1, 2002, or upon expiration of the revocation period set forth in Section 17 below if that period has not expired prior to March 1, 2002, and following EXECUTIVE'S separation from employment with the COMPANY on March 1, 2002. EXECUTIVE acknowledges that the COMPANY's obligation is limited to the payment actually provided to the mutually agreed upon out-placement firm for its standard professional out-placement services and assistance as described in materials from that firm, which materials the COMPANY will obtain and shall provide to EXECUTIVE for his consideration upon request.

            (b) The COMPANY's Chief Executive Officer shall provide EXECUTIVE with a letter of recommendation for EXECUTIVE's use in seeking future employment. The COMPANY shall provide EXECUTIVE this letter not later than March 1, 2002.

            (c) The COMPANY consents to EXECUTIVE maintaining for his own personal use the following COMPANY items, one Palm Pilot and one personal computer including HP printer that currently resides on EXECUTIVE'S desk.

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      7. EXECUTIVE shall continue to be employed by the COMPANY and shall continue to serve as Senior Vice President-General Manager until March 1, 2002. EXECUTIVE acknowledges and agrees that during his period of ongoing employment with the COMPANY following execution of this Agreement he will carry out his duties to the best of his ability and in conformance with all policies and procedures of the COMPANY. EXECUTIVE further acknowledges and agrees that he will undertake all necessary efforts to effect a professional and effective transition and transfer of his knowledge and experience to the COMPANY or its designee(s) during this time period. EXECUTIVE shall separate from his employment with the COMPANY effective March 1, 2002.

      8. With exception of the substitute severance payments described in
Section 3 of this Agreement, the insurance benefits described in Section 4 of this Agreement, the acceleration of Stock Options described in Section 5 of this Agreement, and the outplacement and related job search benefits described in
Section 6 of this Agreement, EXECUTIVE expressly acknowledges that he is not entitled to any payments, benefits, assistance or compensation, in any form for any reason, from the COMPANY other than his regular salary and benefits during his continuation of employment up to March 1, 2002.

      9. EXECUTIVE acknowledges that he would not be entitled to the substitute severance payments described in Section 3 of this Agreement, the insurance benefits described in Section 4 of this Agreement, the acceleration of Stock Options described in Section 5 of this Agreement, and the outplacement and related job search benefits described in Section 6 of this Agreement, if he did not enter into this Agreement. COMPANY acknowledges that EXECUTIVE would not otherwise release the potential claims hereinafter set forth but for his receipt of such payments, insurance benefits, acceleration of Stock Options and outplacement and related job search benefits.

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      10. For and in consideration of the payments described in this Agreement,
EXECUTIVE, for himself, and for his heirs, executors, administrators, successors and assigns, knowingly releases and forever discharges the COMPANY from any and all claims, demands, obligations, damages, liabilities and causes of action, including, but not limited to claims and causes of action for wrongful discharge, tort, defamation, breach of any contract (including but not limited to grievances under any applicable collective bargaining agreement) whether express or implied, misrepresentation, breach of the duty of good faith and fair dealing, the negligent or intentional infliction of emotional distress, and causes of action and claims under any and all New York and Connecticut Workers' Compensation statutes or regulations, Title VII of the Civil Rights Act of 1964, 42 U.S.C. sections 2000e et. seq., the Civil Rights Act of 1991, 42 U.S.C. sections 1981, et. seq., Section 1983 of the Civil Rights Act, 42 U.S.C. section 1983, any and all New York and Connecticut Fair Employment Practices and/or Discriminatory Practices statutes and regulations, the Americans with Disabilities Act, 42 U.S.C. sections 12101 et. seq., the Age Discrimination in Employment Act, 29 U.S.C. sections 621 et. seq., the Employee Retirement Income Security Act, 29 U.S.C. sections 1132, et seq., the Family and Medical Leave Act of 1993, 29 U.S.C. sections 2601 et seq., any and all New York and Connecticut Family and Medical Leave statutes or regulations, the Fair Credit Reporting Act, 15 U.S.C. sections 1681, et seq., any and all New York and Connecticut Whistle Blowers' Protection statutes or regulations, any and all New York and Connecticut statutes or regulations concerning the payment of wages, the Fair Labor Standards Act, 29 U.S.C. sections 201 et seq., and all other federal, state and local laws, ordinances or regulations, in law or in equity, which EXECUTIVE now has or ever had against the COMPANY, for any losses, injuries or damages (including but not limited to back pay, front pay, liquidated, compensatory or punitive damages, attorneys' fees and litigation costs), resulting from and/or arising out of or in any way

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connected with EXECUTIVE's employment by the COMPANY or his separation from such employment.

      11. The COMPANY and EXECUTIVE agree that they will not publish, publicize or disseminate, or cause to be published, publicized or disseminated, in any manner, the terms or contents of this Agreement to any third person, including, but not limited to, any current or former COMPANY employee, except EXECUTIVE's spouse, legal counsel and tax preparer, and as may be required to effectuate the terms of this Agreement.

      12. EXECUTIVE and the COMPANY further understand and agree that this Agreement does not constitute any admission by the COMPANY that the COMPANY is in any way liable to EXECUTIVE or that the COMPANY harmed or damaged EXECUTIVE or violated any rights he may have or in any respect treated him unfairly or unlawfully.

      13 (a) The COMPANY and EXECUTIVE expressly acknowledge that they will not make any claim or demand and each of them hereby waives any rights any of them may now have or may hereafter have or claim to have, based upon any alleged oral alteration, amendment, modification or any other alleged change in this Agreement; and that the validity, effect and operation of this Agreement shall be determined by the laws of the State of Connecticut; and that there is no written or oral understanding or agreement between them that is not recited herein.

            (b) The COMPANY and EXECUTIVE expressly agree and consent to the jurisdiction of a competent court in Connecticut to hear any dispute arising out of this Agreement.

      14. Except as provided otherwise in this Agreement, if any of the provisions, terms or clauses of this Agreement are declared illegal, unenforceable or ineffective in a legal forum or by operation of law, those provisions, terms and clauses shall be

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deemed severable, such that all other provisions, terms and clauses of this
Agreement shall remain valid and binding upon both parties.

      15. EXECUTIVE affirmatively states that he has been advised of his right to consult with an attorney in order to consider the provisions of this Agreement, and, specifically with reference to his release of any and all claims under the Age Discrimination in Employment Act, 29 U.S.C. sections 621 et. seq., that he was afforded up to twenty-one (21) days to consult with an attorney and to consider this Agreement, and that if he signs the Agreement prior to the expiration of such twenty-one (21) days, he does so voluntarily and of his own free will.

      16. Should EXECUTIVE commence or prosecute any action or proceeding contrary to the provisions of this Agreement, he agrees to indemnify COMPANY for all costs, including court costs and reasonable attorneys' fees, incurred by COMPANY in the defense of such action or in establishing or maintaining the application or validity of this Agreement or the provisions thereof, to the extent allowed by applicable law.

      17. This Agreement shall not become effective or enforceable until seven
(7) days following its execution by EXECUTIVE. Prior to the end of this seven-
(7) day period, EXECUTIVE may revoke his assent to this Agreement.

      18. COMPANY and EXECUTIVE affirmatively state that they have a full understanding of the contents of the Agreement and the effects thereof, and that they have executed the same voluntarily and of their own free will, without any coercion.

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      IN WITNESS WHEREOF, the aforementioned parties, intending to be legally bound hereby, have executed this Agreement.

      MARK GOEBEL

      /s/ Mark Goebel                   Date:     March 1, 2002
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      BART C. SHULDMAN

      /s/ Bart C. Shuldman              Date:     March 1, 2002
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